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                                                                      EXHIBIT 1




         Santa Fe International Corporation Files Registration Statement


         DALLAS, June 2 / PRNewswire/ - Santa Fe International Corporation (NYSE: SDC) announced today that it has filed a Registration Statement with the Securities and Exchange Commission relating to the public offering of approximately 30 million of the Company's Ordinary Shares by SFIC Holdings (Cayman), Inc., the Company's principal shareholder and a wholly owned subsidiary of Kuwait Petroleum Corporation. Santa Fe International Corporation will not receive any of the proceeds from the sale of the Ordinary Shares. The Company anticipates that the sale of the Ordinary Shares will take place in June 2000. The managing underwriters for the offering are Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc.

         Santa Fe International Corporation, an international offshore and land contract driller, owns and operates for others 72 offshore and land based rigs in 15 countries throughout the world.

         A Registration Statement relating to the Ordinary Shares of Santa Fe International Corporation has been filed with the Securities and Exchange Commission but has not yet become effective. These Ordinary Shares may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Company's Ordinary Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

         The written prospectus included in the Registration Statement may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 (telephone 212/902-5400).

         Statements made in this document that state the Company's or management's intentions, hopes, plans, estimates, beliefs, expectations, anticipations or predictions of the future and words of similar import are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors with respect to such forward-looking statements, including risks and uncertainties that could cause actual results to differ materially from the Company's expectations are disclosed from time to time in the Company's SEC filings including but not limited to the Company's Annual Report filed on Form 20-F for the year ended December 31, 1999, and the Company's Form 6-K report for the month of March 2000. Copies of the SEC filings may be obtained by contacting the Company or the SEC.

SOURCE     Santa Fe International Corporation

     /CONTACT: Richard Hoffman, Vice President, Investor Relations of Santa Fe International Corporation, 972-701-7950, fax, 972-701-7737, or irelations@sfdrill.com/
     /Web site: http://www.sfdrill.com/